EXECUTION COPY






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                          AGREEMENT AND PLAN OF MERGER



                                      among



                                 E-NEWCO, INC.,


                                   SWWT, INC.


                                       and


                             ENWC ACQUISITION, INC.






                           Dated as of April 14, 2000



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






                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

                                    RECITALS

                                    ARTICLE 1

                                   THE MERGER


Section 1.1       The Merger...................................................2
Section 1.2       Closing......................................................2
Section 1.3       Effective Time...............................................2
Section 1.4       The Certificate of Incorporation.............................2
Section 1.5       The By-Laws..................................................2
Section 1.6       Directors of Surviving Corporation...........................2
Section 1.7       Officers of Surviving Corporation............................3

                                       ARTICLE 2

                         EFFECT OF THE MERGER ON CAPITAL STOCK;
                                EXCHANGE OF CERTIFICATES


Section 2.1       Effect on Capital Stock......................................3
Section 2.2       Exchange of Company Shares...................................4
Section 2.3       Treatment of Company Stock Options and Company Restricted
                  Stock........................................................5
Section 2.4       Adjustments to Prevent Dilution..............................6
Section 2.5       Restricted Stock.............................................6


                                       ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 3.1       Organization and Qualification; Subsidiaries.................7
Section 3.2       Certificate of Incorporation and By-Laws.....................7
Section 3.3       Capitalization...............................................7
Section 3.4       Authority....................................................8
Section 3.5       No Conflict..................................................9
Section 3.6       Governmental Required Filings and Consents...................9
Section 3.7       Tax Matters.................................................10
Section 3.8       Certain Agreements..........................................10
Section 3.9       No Defaults.................................................10
Section 3.10      Investment Company Act......................................10
Section 3.11      Brokers.....................................................10

                                                                            Page
                                                                            ----

Section 3.12      No Liabilities..............................................11

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB


Section 4.1       Organization and Qualification; Subsidiaries................11
Section 4.2       Certificate of Incorporation and By-Laws....................12
Section 4.3       Capitalization..............................................12
Section 4.4       Authority...................................................13
Section 4.5       No Conflict.................................................13
Section 4.6       Governmental Required Filings and Consents..................14
Section 4.7       Permits; Compliance with Law................................14
Section 4.8       Securities Exchange Commission ("SEC") Filings; Financial
                  Statements..................................................15
Section 4.9       Absence of Certain Changes or Events........................15
Section 4.10      Employee Benefit Plans......................................16
Section 4.11      Tax Matters.................................................17
Section 4.12      No Defaults.................................................18
Section 4.13      Litigation..................................................18
Section 4.14      Environmental Matters.......................................18
Section 4.15      Intellectual Property.......................................20
Section 4.16      Taxes.......................................................20
Section 4.17      Real Property...............................................21
Section 4.18      Labor Matters...............................................21
Section 4.19      Investment Company Act......................................21
Section 4.20      Certain Agreements..........................................21
Section 4.21      Brokers.....................................................22
Section 4.22      Interim Operations of Merger Sub............................22

                                    ARTICLE 5

                                    COVENANTS


Section 5.1       Conduct of Business of the Company..........................22
Section 5.2       Conduct of Business of the Parent Pending the Merger........23
Section 5.3       Other Actions...............................................24
Section 5.4       Notification of Certain Matters.............................25
Section 5.5       Access to Information; Confidentiality......................25
Section 5.6       No Solicitation.............................................26
Section 5.7       Reasonable Best Efforts.....................................26
Section 5.8       Consents; Filings; Further Action...........................27
Section 5.9       Plan of Reorganization......................................28

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                                                                            Page
                                                                            ----

Section 5.10      Public Announcements........................................28
Section 5.11      Obligations of Merger Sub...................................28
Section 5.12      Expenses....................................................28
Section 5.13      Takeover Statutes...........................................29
Section 5.14      Board of Directors and Officers of the Parent...............29
Section 5.15      Parent Charter Amendment....................................29
Section 5.16      Indemnification; Insurance..................................29

                                    ARTICLE 6

                                   CONDITIONS


Section 6.1       Conditions to Each Party's Obligation to Effect the Merger..30
Section 6.2       Conditions to Obligations of the Parent and Merger Sub......30
Section 6.3       Conditions to Obligation of the Company.....................31

                                    ARTICLE 7

                                   TERMINATION


Section 7.1       Termination.................................................32
Section 7.2       Effect of Termination.......................................33
Section 7.3       Amendment...................................................33
Section 7.4       Waiver......................................................33

                                    ARTICLE 8

                                  MISCELLANEOUS


Section 8.1       Certain Definitions.........................................33
Section 8.2       Survival of Representations, Warranties and Agreements......34
Section 8.3       Counterparts................................................34
Section 8.4       Governing Law and Venue; Waiver of Jury Trial...............34
Section 8.5       Notices.....................................................35
Section 8.6       Entire Agreement............................................36
Section 8.7       No Third Party Beneficiaries................................36
Section 8.8       Obligations of the Parent...................................36
Section 8.9       Severability................................................36
Section 8.10      Interpretation..............................................37
Section 8.11      Assignment..................................................37
Section 8.12      Specific Performance........................................37

                                    EXHIBITS

Exhibit A   Certificate of Designations for Parent Series B Preferred Stock

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 14, 2000, among E-Newco, Inc., a Delaware corporation (the "Company"), SWWT, Inc., a Delaware corporation (the "Parent"), and ENWC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("Merger Sub").


                                    RECITALS

     WHEREAS, the respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "Merger") and approved and adopted the Merger, in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the GCL and the by-laws of Merger Sub;

     WHEREAS, the stockholders of the Company have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the GCL and the by-laws of the Company;

     WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a transaction described in section 351 and/or a reorganization under the provisions of section 368(a), in each case, of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated under the Code and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of section 368 of the Code;

     WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1; and

     WHEREAS, the Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m. on the business day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the date of such Closing, the "Closing Date").

     Section 1.3 Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of all of the conditions set forth in Article 6, the parties will cause a Certificate of Merger (the "Certificate of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in
Section 251 of the GCL. The Merger shall become effective at the time when a Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the GCL (the "Effective Time").

     Section 1.4 The Certificate of Incorporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the "Surviving Charter"), until duly amended as provided in the Surviving Charter or by applicable law.

     Section 1.5 The By-Laws. The by-laws of the Company in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the "Surviving By-Laws"), until duly amended as provided in the Surviving By-Laws or by applicable law.

     Section 1.6 Directors of Surviving Corporation. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

     Section 1.7 Officers of Surviving Corporation. The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.


                                    ARTICLE 2

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any of the parties hereto or their respective stockholders:

         (a) Merger Consideration. Each share (each a "Company Share" and together the "Company Shares") of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by the Parent or Merger Sub or Company Shares that are owned by the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")) shall be converted into the right to receive and become exchangeable for 757.772 (the "Exchange Ratio") shares of series B convertible preferred stock, par value $.001 per share, of the Parent (the "Parent Series B Preferred Stock"), the Certificate of Designations of which is attached hereto as Exhibit A (the "Certificate of Designations"). Notwithstanding anything elsewhere herein to the contrary, the aggregate number of shares of Parent Series B Preferred Stock to be issued to each holder of Company Shares shall be rounded to the nearest whole number of shares, rounding up from 0.5. Each share of Parent Series B Preferred Stock shall be convertible into such number of shares (the "Preferred Conversion Ratio") of common stock, par value $.001 per share, of Parent (the "Parent Common Stock") as is determined in accordance with the terms of the Certificate of Designations.

     The Exchange Ratio shall be subject to adjustment as provided in Section
2.4. The shares of Parent Series B Preferred Stock issuable pursuant to this
Section 2.1(a) shall collectively be referred to as the "Merger Consideration." At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each Company Share (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration.

         (b) Cancellation of Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

         (c) Merger Sub. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of the Parent.

         (d) Parent. At the Effective Time, all issued and outstanding shares of Parent Common Stock shall remain outstanding and all Parent Stock Options and Warrants (as defined below) shall remain in full force and effect in accordance with the terms of the instruments governing such Parent Stock Options and Warrants on the date hereof.

     Section 2.2 Exchange of Company Shares.

         (a) Exchange Procedures.

                            (i) At the Effective Time, upon surrender of a
              certificate previously representing any Company Shares (each, a "Certificate") to the Parent, together with a letter of transmittal in form and substance reasonably satisfactory to the Parent and such other customary documents as the Parent shall reasonably request, the holder of such Certificate shall receive from the Parent a certificate ("Parent Certificates") representing that number of whole shares of Parent Series B Preferred Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(a) hereof. Each such Parent Certificate shall be registered in the name of the applicable holder of Company Common Stock. Until exchanged as contemplated by this
              Section 2.2, each Company Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange, Parent Certificates representing the number of whole shares of Parent Series B Preferred Stock into which the Company Shares have been converted.

                            (ii) All shares of Parent Series B Preferred Stock
              issued upon the exchange of Company Shares in accordance with the terms of this Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock.

         (b) No Further Transfers. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time.

         (c) Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Series B Preferred Stock shall be issued upon the conversion of the Company Shares, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

         (d) No Liability. None of Parent, the Company, Merger Sub, or the Surviving Corporation shall be liable to any person in respect of any shares of Parent Series B Preferred Stock (or dividends or distributions with respect thereto), in


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




each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3 Treatment of Company Stock Options and Company Restricted
Stock.

         (a) The Parent and the Company shall take such reasonable actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option (as defined in Section 3.3(a)) shall be assumed by the Parent and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) set forth in the Company Option Plan (as defined in Section 3.3(a)) or any other agreement to which such Company Stock Option was subject immediately prior to the Effective Time, as the case may be, except (i) each such Company Stock Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the Preferred Conversion Ratio and (y) the product of (1) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable and (2) the Exchange Ratio, rounded, in the case of any Company Stock Options, other than an "incentive stock option" (within the meaning of section 422 of the Code), up, and, in the case of any Company Stock Option that is an incentive stock option, down, to the nearest whole share, if necessary, and (ii) the exercise price per share of such Company Stock Option shall be equal to the aggregate exercise price of such Company Stock Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Company Stock Option shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest cent, if necessary.

         (b) Simultaneously with the Merger, each outstanding award (each, an "Award") of shares of restricted stock of the Company ("Company Restricted Stock") under any employee incentive or benefit plans, programs or arrangements presently maintained by the Company which provide for grants of equity-based awards or outstanding under any other agreement pursuant to which such Company Restricted Stock was issued shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such Awards as are appropriate to preserve in all material respects the value inherent in such Awards with no materially detrimental effects on the holders thereof. The other terms of each Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting. With respect to any Company Restricted Stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.1(b).

         (c) As soon as practicable following the Effective Time, the Parent shall deliver to the holders of Company Stock Options and holders of shares of Company Restricted Stock appropriate notices setting forth such holders' rights after giving effect to the Merger and the provisions set forth above. At or prior to the Effective Time, the Company shall make such amendments to the Company Option Plan or such other plans or agreements to which the Company Stock Options or shares of Company

Restricted Stock were subject and take such other actions, if any, as shall be necessary to permit the assumption and adjustment referred to in this Section 2.3.

         (d) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.3 satisfy the conditions of section 424(a) of the Code. The Parent shall comply with the terms of the Company Option Plan and take such reasonable actions as may be required to maintain the qualification as an incentive stock option after the Effective Time of any Company Stock Option that qualified as an incentive stock option prior to the Effective Time.

         (e) As soon as practicable following the adoption of the Parent Charter Amendments (as defined below) as contemplated by Section 5.15 below, the Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options at and after the Effective Time.

     Section 2.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or Parent Series B Preferred Stock or securities or other instruments convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock or Parent Series B Preferred Stock issued and outstanding including as a result of a distribution, redemption, repurchase, reclassification, combination or exchange of shares, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

     Section 2.5 Restricted Stock. The shares of Parent Series B Preferred Stock issued in connection with the Merger (and the shares of Parent Common Stock issuable upon the conversion thereof) will not be registered under the Securities Act (as defined below). Such shares may not be transferred or resold thereafter except following registration under the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act (including Rule 144 thereunder).


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Parent and Merger Sub that, except for inaccuracies in the representations and warranties resulting from compliance with the provisions of this Agreement and performance of the transactions contemplated hereby or inaccuracies resulting from actions or omissions permitted by the terms of Section 5.1 hereof:

     Section 3.1 Organization and Qualification; Subsidiaries.

         (a) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any change in or effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company that is or could reasonably be expected to be materially adverse to the Company, or that could reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby or thereby.

         (b) Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not hold, and has not since its date of incorporation held, any interest in any other person.

     Section 3.2 Certificate of Incorporation and By-Laws. The copies of the Company's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "Company Charter Documents"), that have previously been delivered to Parent are complete and correct copies of those documents. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

     Section 3.3 Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 1000 shares of Company Common Stock and (ii) 100 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, (i) 1,000 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, and 110 of which represented shares of Company Restricted Stock, (ii) no shares of Company Preferred Stock were issued or outstanding, and (iii) (A) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Plan Options") granted pursuant to any stock option or equity incentive plans of the Company (the "Company Option Plan"), (B) no shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Company Option Plan, and (C) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding options listed in Section 3.3 of the Disclosure Letter delivered to the Parent and Merger Sub by the Company at or prior to the execution of this Agreement (the "Company Disclosure Letter") (the "Third Party Options" and, together with the Plan Options, the "Company Stock Options").
Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof of the holders of all shares of Company Common Stock and the number of shares held by each such holder, and the holders of all Company Stock Options, the number of shares subject to each such option and the exercise price thereof. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date hereof, no shares of Company Common Stock are represented in physical form by any certificate or other similar instrument.

         (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter and except for outstanding Company Stock Options, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, rights of first refusal or first offer, preemptive rights, or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

         (c) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to effect the registration of any shares of Company Common Stock or other Company securities under the Securities Act. Except as set forth in Section 3.3(c) of the Company Disclosure Letter there are no outstanding material contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. Except as set forth in
Section 3.3(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting or disposition of any shares of capital stock of the Company.

     Section 3.4 Authority.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby to be consummated by the Company. The execution and delivery of this Agreement and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

         (b) The Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and recommended that the stockholders of the Company adopt this Agreement. This Agreement has been adopted by the unanimous written consent of the stockholders of the Company.

     Section 3.5 No Conflict.

         (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

                            (i) conflict with or violate any provision of any
              Company Charter Document;

                            (ii) assuming effectuation of all filings and
              registrations with, termination or expiration of all applicable waiting periods imposed by, and receipt of all consents, approvals, authorizations and permits of all Governmental Entities indicated as required in Section 3.6 below, and receipt of all Company Required Consents (as defined below), conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment, injunction or decree ("Law") applicable to the Company or by which any property or asset of the Company is or may be bound or affected, except for such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company; or

                            (iii) except as set forth in Section 3.5(a)(iii) of
              the Company Disclosure Letter, result in any violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to the Company of any right or benefit under or give to others any right of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation of or result in the creation of a security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature whatsoever (collectively, "Liens") on any property or asset of the Company under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts") to which the Company is a party or by which it or its assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

         (b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list of all Contracts to which the Company is a party or by which it or its assets or properties is or may be bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement (collectively, the "Company Required Consents").

     Section 3.6 Governmental Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "Governmental Entity"), except (i) for those consents or approvals set forth in Section 3.6 of the Company Disclosure Letter (the "Company Governmental Consents"), (ii) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), (iii) for applicable requirements of state securities or "blue sky" laws ("Blue Sky Laws"), and (iv) for the filing of the Certificate of Merger as required by the GCL.

     Section 3.7 Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction described in section 351 of the Code or qualifying as a reorganization under section 368(a) of the Code.

     Section 3.8 Certain Agreements. Except as set forth in Section 3.8 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) agreement with any executive officer, director or other employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.9 No Defaults. Except as listed or described in Section 3.9 of the Company Disclosure Letter, there is no Contract to which the Company is a party or by which it or its assets or properties is or may be bound or affected. The Company is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract in any material respect to which the Company is a party or by which it or any of its properties or assets is or may be bound or affected.

     Section 3.10 Investment Company Act. The Company either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act") or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, the Company is not required to be registered under the Investment Company Act.

     Section 3.11 Brokers. Except as set forth in Section 3.11 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.12 No Liabilities. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date hereof, the Company has not engaged in any business or activity of any kind since the date of its incorporation, except in connection with its incorporation, the initial equity financing of the Company (the final terms of which are described in the documents set forth in Section 3.12 of the Company Disclosure Letter), the negotiation of this Agreement and the agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date hereof, the Company has not entered into any agreement or arrangement with any person or entity or incurred, directly or indirectly, any liabilities or obligations (whether accrued, absolute, contingent, mature or unmatured, determined or indeterminable, or otherwise), except (x) in connection with this Agreement and the transactions contemplated hereby and the Company's incorporation and (y) those liabilities related to its initial equity financing that were incurred pursuant to the terms of the documents set forth in Section 3.12 of the Company Disclosure Letter.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

     Each of the Parent and Merger Sub represents and warrants to the Company that, except for inaccuracies in the representations and warranties resulting from compliance with the provisions of this Agreement and performance of the transactions contemplated hereby or inaccuracies resulting from actions or omissions permitted by Section 5.2:

     Section 4.1 Organization and Qualification; Subsidiaries.

         (a) Each of the Parent and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "Material Adverse Effect on the Parent" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or Merger Sub that is or could reasonably be expected to be materially adverse to the Parent and Merger Sub, taken as a whole, or that could reasonably be expected to materially impair the ability of each of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate transactions contemplated hereby.

         (b) Except as set forth in Section 4.1(b) of the Parent Disclosure Letter, other than the Parent's interest in Merger Sub, neither the Parent nor

Merger Sub holds, and has not since their respective dates of incorporation held, any interest in any other person.

     Section 4.2 Certificate of Incorporation and By-Laws. The copies of the Parent's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "Parent Charter Documents") that are filed as exhibits to the Parent's annual report on Form 10-K for the year ended December 31, 1998 are complete and correct copies of those documents. The Parent has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Merger Sub (collectively, the "Merger Sub Charter Documents"). The Parent Charter Documents and the Merger Sub Charter Documents are in full force and effect. Neither the Parent nor Merger Sub is in violation of any of the provisions of its organizational documents.

     Section 4.3 Capitalization.

         (a) The authorized capital stock of the Parent consists of (i) 8,000,000 shares of Parent Common Stock, and (ii) 7,000,000 shares of Preferred Stock, par value $.001 per share ("Parent Preferred Stock"), (x) 537,500 shares of which have been designated Series A Preferred Stock, par value $.001 per share, and (y) 1,000,000 shares of which have been designated Parent Series B Preferred Stock. As of the date hereof, (A) 3,122,254 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (B) no shares of Parent Preferred Stock were outstanding, and (C) 698,435 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding stock options and warrants to acquire shares of Parent Common Stock ("Parent Stock Options and Warrants"). Section 4.3(a) of the Disclosure Letter delivered to the Company by the Parent and Merger Sub at or prior to the execution of this agreement (the "Parent Disclosure Letter") sets forth a complete and correct list as of the date hereof of the holders of all Parent Stock Options and Warrants, the number of shares subject to each such option or warrant, and the exercise price thereof. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued.

         (b) Except for outstanding Parent Stock Options and Warrants, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, rights of first refusal or first offer, preemptive rights, or other rights, agreements, arrangements or commitments of any character to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub is bound relating to the issued or unissued capital stock of the Parent or Merger Sub or obligating the Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, the Parent or Merger Sub.

         (c) All shares of Parent Series B Preferred Stock subject to issuance pursuant to the terms of this Agreement, upon issuance at or following the Effective Time on the terms and conditions specified in this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, there are no outstanding contractual obligations of the Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub or to effect the registration of any shares of Parent Common Stock or other Parent securities under the Securities Act. Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, there are no material outstanding contractual obligations of the Parent or Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or to which it is bound relating to the voting or disposition of any shares of capital stock of the Parent.

         (d) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share ("Sub Common Stock"). All of the issued and outstanding shares of Sub Common Stock are (A) owned by the Parent, free and clear of all Liens, and (B) duly authorized, validly issued, fully paid and nonassessable.

     Section 4.4 Authority. (a) Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

         (b) Each of the Board of Directors of the Parent and Merger Sub (i) has adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement (including the issuance of the shares of Parent Series B Preferred Stock in connection with the Merger) and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and, in the case of Merger Sub, recommended that the stockholders of Merger Sub adopt this Agreement. This Agreement has been adopted by the unanimous written consent of the Parent as the sole stockholder of Merger Sub.

     Section 4.5 No Conflict. (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by each of the Parent and Merger Sub will not:

                            (i) conflict with or violate any provision of any
              Parent Charter Document or any Merger Sub Charter Document;

                            (ii) assuming effectuation of all filings and
              registrations with, termination or expiration of all applicable waiting periods imposed by, and receipt of all consents, approvals, authorizations and permits of all Governmental Entities indicated as required in Section 4.6 below, and receipt of all consents required under any Contracts, conflict with or violate any material foreign or domestic Law applicable to the Parent or Merger Sub or by which any property or asset of the Parent or Merger Sub is or may be bound or affected, except for such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent; or

                            (iii) except as set forth in Section 4.5(b) of the
              Parent Disclosure Letter, result in any violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to the Parent and Merger Sub of any right or benefit under or give to others any right of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent or Merger Sub under, any Contract to which the Parent or Merger Sub is a party or by which either of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

         (b) Section 4.5(b) of the Parent Disclosure Letter sets forth a correct and complete list of all Contracts to which either Parent or Merger Sub is a party or by which it or its assets or properties is or may be bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

     Section 4.6 Governmental Required Filings and Consents. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except for (i) those consents or approvals set forth in Section 4.6 of the Parent Disclosure Letter (the "Parent Governmental Consents"), (ii) applicable requirements of the Exchange Act and the Securities Act, (iii) applicable requirements of Blue Sky Laws, and (iii) the filing of the Certificate of Merger as required by the GCL.

     Section 4.7 Permits; Compliance with Law. Except as set forth in Section
4.7 of the Parent Disclosure Letter, the Parent is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Parent to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of the Parent, threatened. The Parent is not in conflict with or in default or violation in any material respect of (i) any Law applicable to the Parent or by which any property or asset of the Parent is or may be bound or affected or (ii) any Parent Permits.

     Section 4.8 Securities Exchange Commission ("SEC") Filings; Financial Statements.

         (a) The Parent has filed all forms, reports, registration statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since January 1, 1997 through the date of this Agreement (collectively, including any such documents filed subsequent to the date of this Agreement, the "Parent SEC Reports"). The Parent SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) complied at the time they were filed in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC reports, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) complied at the time they were filed as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the financial position of the Company as at the dates thereof and the results of their operations and cash flows for the periods then ended.

         (c) Except as and to the extent set forth on the balance sheet of the Parent as of December 31, 1999, including the related notes, or as set forth in
Section 4.8(c) of the Parent Disclosure Letter the Parent has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, mature or unmatured, determined or indeterminable, or otherwise), except (x) in connection with this Agreement and the transactions contemplated hereby and the Parent's incorporation and (y) those liabilities related to its equity financings that were incurred pursuant to the terms of the documents set forth in Section 4.3(b) of the Parent Disclosure Letter.

     Section 4.9 Absence of Certain Changes or Events. Except as set forth in any Parent SEC Report filed prior to the date hereof, since December 31, 1999, the Parent has conducted their businesses in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

         (a) any Material Adverse Effect on the Parent;

         (b) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent, whether or not covered by insurance;

         (c) any material change by the Parent in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

         (d) any declaration, setting aside or payment of any dividend or distribution in respect of Parent Common Stock or any redemption, purchase or other acquisition of any of the Parent's securities;

         (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers or directors of the Parent;

         (f) (i) any incurrence or assumption by the Parent of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption material liability (whether directly, contingently or otherwise) by the Parent for the obligations of any other person;

         (g) any creation or assumption by the Parent of any Lien on any asset of the Parent;

         (h) any making of any loan, advance or capital contribution to or investment in any person by the Parent; or

         (i) (i) any Contract entered into by the Parent relating to any acquisition or disposition of any assets or business, or (ii) any modification, amendment, assignment or termination of or relinquishment by the Parent of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee), other than transactions, commitments, contracts or agreements contemplated by this Agreement.

     Section 4.10 Employee Benefit Plans.

         (a) Except as set forth in Section 4.10(a) of the Parent Disclosure
Letter: (A) each pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, severance pay, or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "Benefit Plans") of the Parent has been administered and is in compliance in all material respects with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Benefit Plan of the Parent or any Benefit Plan of its affiliates and any trade or business which is or within the past five years has been under common control or which is or within the past five years has been treated as a single employer with any of them under section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") and (C) the Benefit Plans of the Parent intended to qualify under section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under section 501 of the Code, and nothing has occurred with respect to the operation of the Benefit Plans of the Parent which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code and each Benefit Plan of the Parent intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service (the "IRS") regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

         (b) There is no litigation or administrative or other proceeding involving any Benefit Plan of the Parent nor has the Parent received notice that any such proceeding is threatened. The Parent has not incurred, and, to the Parent's knowledge, is not reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA). The termination of, or withdrawal from, any Benefit Plan of the Parent or multiemployer plan to which the Parent contributes, on or prior to the Effective Time, will not subject the Parent to any liability under Title IV of ERISA.

         (c) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans of the Parent, have been made available or delivered to the Company by Parent, in each case to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter;
(iv) summary plans descriptions; (v) written communications to employees relating to the Benefit Plans of the Parent; and (vi) written descriptions of all non-written agreements relating to the Benefit Plans of the Parent.

         (d) None of the Benefit Plans of the Parent provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each of the Parent and any ERISA Affiliate which maintains a "group health plan" within the meaning section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

         (e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Parent that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of section 280G of the Code and the Parent has not made any payment that would not be deductible pursuant to the terms of section 162(m) of the Code.

     Section 4.11 Tax Matters. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction described in section 351 of the Code or qualifying as a reorganization under section 368(a) of the Code.

     Section 4.12 No Defaults. Except as listed or described in Section 4.12 of the Parent Disclosure Letter, there is no Contract to which the Parent is a party or by which it or its assets or properties is or may be bound or affected. The Parent is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract in any material respect to which it is a party or by which it or any of its properties or assets is or may be bound or affected.

     Section 4.13 Litigation. Except as set forth in Section 4.13 of the Parent Disclosure Letter, there is no suit, claim, action, or proceeding (collectively, "Claims") pending or, to the knowledge of the Parent, threatened against the Parent before any Governmental Entity nor to the Parent's knowledge are there any investigations or reviews by any Governmental Entity pending or, threatened against, relating to or affecting the Parent. The Parent is not subject to any outstanding order, writ, injunction or decree of any court of Governmental Entity.

     Section 4.14 Environmental Matters. Except as set forth in Section 4.14 of the Parent Disclosure Letter:

         (a) The Parent is not and has not been in violation in any material respect of any applicable Safety and Environmental Law;

         (b) To the Parent's knowledge, the Parent has all Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the business of the Parent, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any of such Permits is pending, and the Parent is in compliance in all material respects with all terms and conditions thereof;

         (c) The Parent has not received any Environmental Claim;

         (d) To the Parent's knowledge, there is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment for which the Parent is directly or indirectly responsible; and

         (e) To the Parent's knowledge, there is not now and has not been at any time in the past at, on or in any of the real properties owned, leased or operated by the Parent, and, to the Parent's knowledge, was not at, on or in any real property previously owned, leased or operated by the Parent or any predecessor: (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances, (ii) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (iii) any asbestos-containing material in a condition requiring abatement, (iv) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring remedial action under Safety and Environmental Laws, or (v) any Hazardous Substances present at such property, excepting such quantities as are handled in all material respects in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Parent.

     For purposes of this Agreement, the following terms have the following meanings:

         (a) "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

         (b) "Environmental Claims" means any written notification, whether direct or indirect, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Parent have or may have violated any such Safety and Environmental Law or principles of common law.

         (c) "Hazardous Substance" means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

         (d) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

         (e) "Safety and Environmental Laws" means all federal, state and local laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss. 121 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C.ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

     Section 4.15 Intellectual Property.

         (a) Except as set forth in Section 4.15(a) of the Parent Disclosure Letter, the Parent does not own or license any Intellectual Property material to its business and operations. For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Parent: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (E) computer software programs, including all source code, object code, and documentation related thereto.

         (b) Except as set forth in Section 4.15(b) of the Parent Disclosure Letter, the Parent has not been, during the five years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Parent, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property material to its business and operations.

         (c) The Parent is not in violation in any material respect of any agreement relating to any Intellectual Property.

     Section 4.16 Taxes. (a) Except as set forth in Section 4.16 of the Parent Disclosure Letter, (i) the Parent has timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Effective Time, all tax returns required to be filed prior to the date of this Agreement and/or required to be filed prior to the Effective Time by it, and has paid, or has or will set up an adequate reserve for the payment of, all federal, state, local, foreign and other taxes, together with interest and penalties thereon ("Taxes") required to be paid prior to the date of the Agreement or the Effective Time, as the case may be, and no reserve for Taxes payable by the Parent accrued through the date of such financial statements was required, in accordance with GAAP, to be reflected in the most recent financial statements contained in the Parent SEC Reports and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent other than those which are being contested in good faith and by proper proceedings by the Parent.

         (b) The federal income tax returns of the Parent and any affiliated, consolidated, combined or unitary group that includes the Parent have not to date been examined by the IRS.

         (c) None of the Parent or, to the Parent's knowledge, any affiliated, consolidated, combined or unitary group of which the Parent is now or ever was a member, has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a tax return must be filed which such statute of limitations has not expired or tax return has not been timely filed.

         (d) (i) None of the Parent or, to the Parent's knowledge, any group of which the Parent is now or ever was a member, is a party to any action or proceeding pending or, to the Parent's knowledge, threatened by any governmental authority for assessment or collection of Taxes, (ii) no unresolved claim for assessment or collection of Taxes has, to the Parent's knowledge, been asserted, and (iii) no audit or investigation of the Parent by any governmental authority is pending or, to the Parent's knowledge, threatened.

     Section 4.17 Real Property. The Parent does not own any fee interest in real estate. The Parent is not a party to, nor is it or its assets or properties bound or affected by, any lease, sublease or other agreement under which the Parent occupies or has the right to use or occupy now or in the future any real property.

     Section 4.18 Labor Matters. The Parent is not the subject of any suit, action or proceeding which is pending or, to the knowledge of the Parent, threatened, asserting that the Parent has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statues) or seeking to compel the Parent to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Parent. Section 4.18 of the Parent Disclosure Letter sets forth a list of all employment agreements currently in effect. The Company has heretofore made available to Parent true and complete copies of the employment agreements listed on Section 4.18 of the Parent Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

     Section 4.19 Investment Company Act. The Parent either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, the Parent is not required to be registered under the Investment Company Act.

     Section 4.20 Certain Agreements. Except as set forth in Section 4.20 of the Parent Disclosure Letter, the Parent is not a party to any oral or written (i) agreement with any executive officer, director or other employee of the Parent the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent of the nature contemplated by this Agreement, or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Merger Sub.

     Section 4.22 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in and will not engage in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                                    COVENANTS

     Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations and business in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, without the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed):

         (a) except to the extent required by law, adopt any amendment to the Company Charter Documents;

         (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance, pursuant to the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with the terms of this Agreement, and other than issuances of options to acquire shares of Company Common Stock or other equity grants or awards (including, without limitation, awards of Company Restricted Stock) to existing, new or prospective employees, officers, directors, consultants or others providing services to the Company, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

         (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

         (f) (i) incur, assume or prepay any indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or

         (g) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.2 Conduct of Business of the Parent Pending the Merger. Except as contemplated by this Agreement or disclosed in Section 5.2 of the Parent Disclosure Letter or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, the Parent will conduct its operations and business in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.2 of the Parent Disclosure Letter, prior to the Effective Time, the Parent will not, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed):

         (a) except to the extent required by law, adopt any amendment to the Parent Charter Documents or the Merger Sub Charter Documents;

         (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issue of shares of Parent Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Parent Stock Options and Warrants outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of Parent outstanding on the date hereof;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than the declaration before the Effective Time of a cash dividend on the Parent Common Stock in an aggregate amount not to exceed the cash and cash equivalents balance of the Parent at the Effective Time (provided that adequate cash is reserved for the satisfaction of the obligations of the Parent under Sections 6.3(c) and (e) below);

         (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

         (e) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Parent or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law;

         (f) acquire, sell, lease, license, transfer, mortgage, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any property or assets, or enter into any material commitment or transaction;

         (g) (i) incur, assume or prepay any indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

         (h) terminate, cancel or request any change in, or agree to any change in any Contract, or enter into any Contract, or enter into any joint venture agreement, partnership agreement or similar arrangement, or make or authorize any capital expenditure;

         (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent or Merger Sub (other than the Merger);

         (j) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Parent or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

         (k) take any action with respect to accounting policies or procedures, other than as required pursuant to applicable Law or GAAP;

         (l) waive, release, assign, settle or compromise any rights, claims or litigation;

         (m) make any Tax election (unless required by applicable Law) or settle or compromise any federal, state, local or foreign Tax liability; or

         (n) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.3 Other Actions. During the period from the date hereof to the Effective Time, the Company and the Parent shall not, and Parent shall not permit Merger Sub to, voluntarily take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied.

     Section 5.4 Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

     Section 5.5 Access to Information; Confidentiality.

         (a) Except as required under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall: (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.5 shall affect or be deemed to modify any representation or warranty made in this Agreement.

         (b) Each of the parties hereby agrees that any and all information heretofore and hereafter furnished by the parties and their respective affiliates to the other party is to be used by such party and its Representatives solely for the purposes of evaluating the transactions contemplated by this Agreement and agrees that such information will be kept confidential by it and agrees, and to cause each of its Representatives to agree, not to use such information for any other purposes and not to disclose any such information except: (i) to the extent such information is already in such party's possession prior to it being so furnished or becomes publicly available other than as a result of disclosure by such party or one of its Representatives, or (ii) as may be required by applicable law, regulation or legal process; provided, that, except in the case of the filings contemplated by
Section 5.10 below, any party subject to such a requirement shall promptly notify the relevant party of the existence of such requirement and cooperate with such party in resisting or narrowing such requirement.

     Section 5.6 No Solicitation.

         (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 5.6, the Parent will not, nor will it authorize or permit any officer, director or employee of the Parent and each investment banker, attorney, accountant or other advisor or representative of, the Parent to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

         (b) The Parent shall notify the Company orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide the Company with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform the Company on a prompt basis of (x) the status of any discussions or negotiations with any such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give the Company a copy of any information delivered to such person which has not previously been reviewed by the Company and (y) any request by any person for nonpublic information relating to its properties, books or records.

         (c) Immediately after the execution and delivery of this Agreement, the Parent will, and will cause its affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of
Section 5.6(a) of the obligations undertaken in this Section 5.6.

         (d) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Parent: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Parent, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Parent Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal or plan to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.7 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, references in this Agreement to the obligations of the parties to use their "reasonable best efforts" shall not include a requirement that any party incur any material expense other than expenses in connection with matters expressly contemplated by this Agreement and reasonable and customary expenses incurred in connection with transactions of the nature expressly contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 5.8 Consents; Filings; Further Action.

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby,
(ii) obtain from Governmental Entities any Company Governmental Consents and Parent Governmental Consents and any other consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent, Merger Sub or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) any applicable antitrust, anti-monopoly or similar Laws,
(C) the GCL, (D) any other applicable Law, and (E) the rules and regulations of National Association of Securities Dealers, Inc. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

         (b) Without limiting the generality of Section 5.8(a), each party hereto shall promptly inform the others of any material communication from any domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     Section 5.9 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken, or knowingly fail to take any action or fail to cause any action to be taken, which could prevent the Merger from qualifying, as a transaction described in section 351 or as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or cause any action to be taken, or knowingly fail to take any action or fail to cause any action to be taken, which would cause the Merger to fail to so qualify as a transaction described in section 351 or as a reorganization under section 368(a) of the Code. The Merger is intended to constitute a "reverse acquisition" within the meaning of Section 1.1502-75(d)(3) of the income tax regulations promulgated under the Code. The Parent and the Company shall elect to file a consolidated return pursuant to Section 1502 of the Code for the first taxable year ending after the Merger and the taxable year of the Parent shall close as a result of the Merger.

     Section 5.10 Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and the Company shall consult with each other before issuing or making, and provide each other the opportunity to review, comment upon and concur with, any press release, filing or other public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue or make any such press release or make any such filing or public statement prior to such consultation, except to the extent required by applicable Law or the requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such filing or public statement.

     Section 5.11 Obligations of Merger Sub. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     Section 5.12 Expenses. Subject to Section 6.3(c) below, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such Expense; provided, however, that if the Merger is consummated, the Expenses incurred by the Company in connection with this Agreement and the Merger shall be paid by the Parent following the Effective Time; and provided, further, that any such Expenses of the Company shall not be paid from the cash and cash equivalents of the Parent available for the declaration or payment of any dividends pursuant to Section 5.2(c) above . For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated hereby.

     Section 5.13 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Parent, Merger Sub and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     Section 5.14 Board of Directors and Officers of the Parent. The Parent agrees that concurrently with the Effective Time, the Parent shall take such action as may be necessary to (i) ensure that the Board of Directors of the Parent shall consist of seven members, and (ii) enable Messrs. Jon V. Diamond and two other persons designated by the Company to be appointed to the Board of Directors of the Parent. In addition, the Parent shall take such action as may be necessary to ensure that concurrently with the Effective Time, (1) all of the officers of the Parent shall resign as of the Effective Time, and (2) Mr. Jon V. Diamond shall be appointed as the President, Chief Executive Officer and Secretary of the Parent. The parties further agree that Mr. Peter Gilson shall remain a member of the Board of Directors of the Parent until such time as one or more related rounds of financing are completed after the Effective Time in connection with which a minimum of $15.0 million of cash is received by the Parent in connection with the issuance of equity securities (or other securities convertible into, or exercisable or exchangeable for, equity securities) of the Parent, at which time Mr. Peter Gilson agrees that he will resign from the Board of Directors.

     Section 5.15 Parent Charter Amendment. Promptly following the Effective Time, the Parent shall take such action as is necessary, subject to receipt of the requisite approval of its stockholders, to amend its Certificate of Incorporation in order, among other things, to increase the number of authorized shares of Parent Common Stock to allow the conversion of all of the issued Parent Series B Preferred Stock and exercise of all of the Company Stock Options (the "Parent Charter Amendments").

     Section 5.16 Indemnification; Insurance.

         (a) The Parent agrees that all rights (the "Rights") to exculpation and indemnification (including for advancement of expenses) for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Parent (the "Indemnified Parties") as provided in its charter or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms (or shall be replaced by similar provisions with terms that are substantially similar to, or better than, the Rights). From and after the Effective Time, the Parent shall indemnify the Indemnified Parties to the extent such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

         (b) For three years from the Effective Time (the "Insurance Period"), the Parent shall maintain in effect the Parent's current directors' and officers' liability insurance policy (the "Policy"), covering those persons who are covered by the Policy (a copy of which has been heretofore delivered to the Company); provided, however, that in no event shall the Parent be required to expend in any one year an amount in excess of 100% of the annual premiums paid by the Parent under the Policy for the fiscal year ended December 31, 1999, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and, provided, further, that the Parent may meet its obligations under this paragraph by covering the individuals referenced above under any of the Parent's or one of its subsidiaries' insurance policy or policies (a "Substitute Policy") provided that the terms are substantially similar to, or better than, those of the Policy. The Parent shall use its reasonable best efforts to cause the insurer under the Policy or the Substitute Policy, as applicable, to agree to give advance notice to the individuals referenced above upon any termination or lapse of the coverage thereunder during the Insurance Period.


                                    ARTICLE 6

                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

         (a) Governmental Consents. Other than the filing provided for in
Section 1.3, all material notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent with, and all material consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or the Parent from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, all Company Governmental Consents and Parent Governmental Consents) shall have been made or obtained (as the case may be) upon terms and conditions that could not reasonably be expected to result in Material Adverse Effect on the Parent or a Material Adverse Effect on the Company; provided, that each of the parties shall have used its reasonable best efforts to so make or obtain.

         (b) Orders, Injunctions. No Law, order, injunction or decree that prohibits, restrains, enjoins or otherwise prohibits (whether temporarily, preliminarily or permanently) consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered by any court or Governmental Entity of competent jurisdiction and there shall not be pending or threatened any suit, action or proceeding by or before any Governmental Entity which (1) seeks to restrain, enjoin or otherwise prohibit (whether temporarily, preliminarily or permanently) consummation of, or to obtain damages or other relief in connection with, the Merger or (2) might materially and adversely affect the business, properties, condition, financial or otherwise, or results of operations of the Parent or the Company; provided, that each of the parties shall have used its reasonable best efforts to prevent any such enactment, issuance, promulgation, enforcement or entry and to appeal as promptly as practicable any such Law, order injunction or decree.

     Section 6.2 Conditions to Obligations of the Parent and Merger Sub. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the

Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

         (b) Performance of Obligations of the Parent and Merger Sub. Each of the Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

         (c) Payment of Expenses. All Expenses incurred by the Parent and Merger Sub in connection with this Agreement and the Merger and in connection with the matter referred to in Section 6.3(e) below shall have been paid or otherwise satisfied in full prior to the Closing Date, and evidence of the foregoing, in form and substance reasonably satisfactory to the Company, shall have been delivered to the Company.

         (d) Termination of Agreements. Each of the agreements set forth on
Section 6.3(d) of the Parent Disclosure Letter shall have been terminated by the parties thereto on or prior to the Closing Date, and evidence of the foregoing, in form and substance reasonably satisfactory to the Company, shall have been delivered to the Company.

         (e) Certain Agreement. That certain agreement, dated as of April 14, 2000, between the Parent and Cascade Designs, Inc., shall be in full force and effect in accordance with its terms as in effect on the date hereof, and all amounts due thereunder shall have been paid in full prior to the Closing Date.


                                    ARTICLE 7

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

         (a) by mutual written consent of the Parent and the Company duly authorized by their respective boards of directors;

         (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before May 15, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by either the Parent or the Company, if any order injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

         (d) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts prior to May 15, 2000 and for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 7.1(d) if such Terminating Company Breach has been cured prior to May 15, 2000;

         (e) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this

Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by the Parent through its reasonable best efforts prior to May 15, 2000 and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(e) if such Terminating Parent Breach has been cured prior to May 15, 2000.

     Section 7.2 Effect of Termination. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force and effect, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful and material breach of any of its representations and warranties or any of its covenants or agreements set forth in this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the agreement of each of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in
Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                    ARTICLE 8

                                  MISCELLANEOUS

     Section 8.1 Certain Definitions. For purposes of this Agreement:

         (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

         (b) The term "business day" means any day, other than Saturday, Sunday or a federal holiday.

         (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

         (d) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

         (e) The term "subsidiary" or "subsidiaries" means, with respect to any person, any entity of which or such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 8.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any instrument delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections 5.7 (last sentence), 5.9, 5.12, 5.14, 5.15 and 5.16 and this Article 8 shall survive the Effective Time, and those set forth in Sections 5.5(b), 5.11 (solely as such section relates to the agreements set forth in Sections 5.5(b), 5.12, and 7.2 and this Article 8), 5.12 and 7.2 and this Article 8 shall survive termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, or with respect to its business or otherwise, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     Section 8.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 8.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

         (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. Each of the parties irrevocably submits to the jurisdiction of the courts of the State of

Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDI TIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

     Section 8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, sent by reputable overnight courier, sent by registered or certified mail, postage prepaid, or by facsimile:

                         if to the Parent or Merger Sub:

                         SWWT, Inc.
                         3492 W. 109th Circle
                         Westminster, CO  80030
                         Attention:  Patrick Thomas
                         Fax:  (303) 438-0201
                         with a copy to:

                         Paul, Hastings, Janofsky & Walker LLP
                         399 Park Avenue
                         New York, NY 10022
                         Attention: Marie Censoplano, Esq.
                         Fax:  (212) 319-4090

                         if to the Company:

                         E-Newco, Inc.
                         c/o Oscar Capital Management, LLC
                         900 Third Avenue, 2nd Floor
                         New York, NY  10022
                         Attention:  Jon V. Diamond
                         Fax:  (212) 750-0551

                         with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         Four Times Square
                         New York, NY  10036
                         Attention:  Mark C. Smith, Esq.
                         Fax:  (212) 735-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     Section 8.6 Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     Section 8.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     Section 8.8 Obligations of the Parent. Whenever this Agreement requires Merger Sub to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause Merger Sub to take that action.

     Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     Section 8.10 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated.

     Section 8.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

     Section 8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                             E-NEWCO, INC.


                             By:  /s/  Jon V. Diamond
                                -------------------------------------
                                Name:    Jon V. Diamond
                                Title:   President


                             SWWT, INC.


                             By:  /s/  Patrick E. Thomas
                                -------------------------------------
                                Name:    Patrick E. Thomas
                                Title:   President and Chief Executive Officer


                             ENWC ACQUISITION, INC.


                             By:  /s/  Peter Gilson
                                -------------------------------------
                                Name:   Peter Gilson
                                Title:  President


As to the last sentence of Section 5.14 only:

/s/  Peter Gilson
-----------------------------------
PETER GILSON